As filed with the Securities and Exchange Commission on May 24, 2007

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-5116532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087-4515

(Address of principal executive offices) (Zip Code)

PVG GP, LLC

LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Nancy M. Snyder

Vice President, General Counsel and Assistant Secretary

PVG GP, LLC

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087-4515

(Name and address of agent for service)

(610) 687-8900

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Units	300,000	$25.28	$7,584,000	$232.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional common units that become available under the plan because of events such as recapitalizations, unit dividends, unit splits or similar transactions effected without the receipt of consideration that increase the number of the outstanding common units.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the common units as reported by the New York Stock Exchange on May 21, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act, and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

•	the registrant’s Annual Report on Form 10-K filed on March 8, 2007;

•	the registrant’s Quarterly Report on Form 10-Q filed on May 8, 2007;

•	the registrant’s Current Reports on Form 8-K filed on January 8, 2007 and March 2, 2007; and

•

the description of the registrant’s common units contained in its Registration Statement on Form 8-A filed on November 27, 2006, and any subsequent amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the common units registered hereby is being passed upon by Nancy M. Snyder, Vice President and General Counsel of PVG GP, LLC (the “General Partner”), the general partner of the registrant. Ms. Snyder beneficially owns 4,000 common units.

Item 6.	Indemnification of Directors and Officers.

The General Partner is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the limitations stated therein, and its Amended and Restated Limited Liability Company Agreement to indemnify each person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the General Partner or by third parties) by reason of the fact that such person is or was a member, director or officer of the General Partner, or is or was serving at the request of the General Partner as a director, officer or in any other comparable position of any other entity, against all liabilities and expenses, including judgments, amounts paid in settlement, attorneys’ fees and expenses, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such person in connection with such action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding).

The registrant maintains policies of insurance under which the directors and officers of the registrant and its affiliates are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1	PVG GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

4.2	Amended and Restated Agreement of Limited Partnership of Penn Virginia GP Holdings, L.P. (incorporated by reference to Exhibit 3.1 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 13, 2006).

4.3	First Amended and Restated Limited Liability Company Agreement of PVG GP, LLC (incorporated by reference to Exhibit 3.2 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 13, 2006).

4.4	Form of deferred common unit grant agreement (incorporated by reference to Exhibit 10.3 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

4.3	Form of restricted unit award agreement (incorporated by reference to Exhibit 10.4 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

5.1*	Opinion of Nancy M. Snyder as to legality of securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Nancy M. Snyder (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

*	Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on the 24th day of May, 2007.

PENN VIRGINIA GP HOLDINGS, L.P.
By:	PVG GP, LLC

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below appoints A. James Dearlove, Frank A. Pici and Nancy M. Snyder, and each of them, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 24th day of May, 2007.

Signature	Title

/s/ A. James Dearlove A. James Dearlove	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Frank A. Pici Frank A. Pici	Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Forrest W. McNair Forrest W. McNair	Vice President and Controller (Principal Accounting Officer)

/s/ Robert Garrett Robert Garrett	Director

/s/ Robert J. Hall Robert J. Hall	Director

/s/ Nancy M. Snyder Nancy M. Snyder	Vice President, General Counsel and Director

/s/ John C. van Roden, Jr. John C. van Roden, Jr.	Director

/s/ Jonathan B. Weller Jonathan B. Weller	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	PVG GP, LLC Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

4.2	Amended and Restated Agreement of Limited Partnership of Penn Virginia GP Holdings, L.P. (incorporated by reference to Exhibit 3.1 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 13, 2006).

4.3	First Amended and Restated Limited Liability Company Agreement of PVG GP, LLC (incorporated by reference to Exhibit 3.2 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 13, 2006).

4.4	Form of deferred common unit grant agreement (incorporated by reference to Exhibit 10.3 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

4.3	Form of restricted unit award agreement (incorporated by reference to Exhibit 10.4 to Penn Virginia GP Holdings, L.P.’s Current Report on Form 8-K filed on December 27, 2006).

5.1*	Opinion of Nancy M. Snyder as to legality of securities being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Nancy M. Snyder (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature page contained in Part II of this registration statement).

*	Filed herewith.